Westmoreland and its Lenders
                          Extend Debt Maturities



Philadelphia, PA --September 9, 1994 -- Westmoreland Coal Company (NYSE:WCX) today announced that lenders associated with Westmoreland's three principal credit facilities have agreed to extend maturity dates for the repayment of these facilities to November 1, 1994 in recognition of the previously announced sale of the assets of Kentucky Criterion Coal Company to CONSOL of Kentucky, Inc., a member of the CONSOL coal group. The agreement also provides for pre-payment from proceeds of any other asset sales.

The three principal credit facilities have an aggregate balance of $44,385,000 as of today. They are summarized as follows:

1. A Revolving Credit Agreement with a total commitment and outstanding balance of $8,000,000.

2.  10% Senior Notes with an outstanding balance of $11,325,000.

3. The Reimbursement Obligation with an outstanding balance of $25,060,000 as a result of an original draw of $26,560,000 on June 9, 1994 under a letter of credit issued by a group of banks in connection with Westmoreland's interest in the Dominion Terminal Associates coal export terminal.

It is anticipated that these credit facilities will be fully paid from the proceeds of the sale of the Kentucky Criterion assets for $85 million. This sale is expected to close prior to November 1, 1994.

Christopher K. Seglem, Westmoreland's President and Chief Executive Officer said "This achieves one of the principal goals we set in our effort to turn Westmoreland around. Negotiations with our lenders have been long and difficult but we are pleased that this agreement has not been reached. Resolving this issue of debt repayment with our principal lenders is a major step forward in the implementation of Westmoreland's repositioning and growth strategy to achieve meaningful and sustainable long term profitability."